MI

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Proxy Results - ML Michigan Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002
3rd Meeting Date: May 31, 2002
4th Meeting Date: July 12, 2002

Record Date: January 22, 2002
As of: July 12, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted
Proposal 2
2) Merger of ML Michigan Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-83,135	4,324,093	2,882,729	2,965,864	268,263	316,300	3,550,427

Class B

Proposal 2
2) Merger of ML Michigan Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-39,686	3,107,369	2,071,579	2,111,265	166,909	246,754	2,524,928

Class C

Proposal 2
2) Merger of ML Michigan Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-13,842	382,797	255,198	269,040	47,467	8,815	325,322

Class D

Proposal 2
2) Merger of ML Michigan Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-34,084	302,380	201,587	235,671	9,956	29,729	275,356

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada